Exhibit 4.11
[English Translation]
Facility Agreement
between
First Solar Manufacturing GmbH,
Frankfurt (Oder)
as “Borrower”

subject to the joint and several liability of
First Solar Holdings GmbH,
Mainz
and
First Solar GmbH
Mainz
and
IKB Deutsche Industriebank AG,
Düsseldorf
as “Bank”, “Agent” and “Security Agent”

List of Annexes

Annex	Title	Page

1	Quotas of the Banks	44

2	Overview of Source of Funds / Use of Funds	45

3	Template Drawdown Request	46

4a	General Preconditions for Payout	47

4b	Special Preconditions for Payout for each Drawdown	50

5	Project Agreements	51

6a	Decision on the approval of deficiency guarantees	52

6b	General provisions for the assumption of guarantees by the Federal Republic of Germany (the Bund) and parallel guaranteeing states	63

7	Continuing Unconditional Guaranty	70

8	Schedule	80

9a	Sponsor’s Agreement FS Holdings	82

9b	Sponsor’s Agreement USA	86

10	Transfer Agreement	94

11	“Insurance Policies”	98

12	“Permits” for the Construction and Operation of the “Project”	99

13	Securities	100

14	Template Interest Determination Notice	103

15	Definitions of Key Financial Figures	104

16	Template Repayment Revolving Facility	106

17a	Contract for the pledge of the shares of the First Solar Manufacturing GmbH	107

17b	Contract for the pledge of the shares of the First Solar Holdings GmbH	115

17c	Contract for the pledge of the shares of the First Solar GmbH	123

18	Contract for the pledging of accounts	130

19	Security agreement for a land charge with the transfer of the return warranty claim	139

20	Space Security Assignment Contract (Annexes)	144

21	Space Security Assignment Contract (Inventories and finished goods)	154

22	Contract for the Assignment of Claims from Insurance Contracts	163

23a	Contract for the Assignment of Claims from Project Contracts	208

23b	Assignment agreement (Assignment, Pledge and Security Agreement)	218

Annex	Title	Page

24a	Agreement on the assignment of claims from take-off contracts (Borrower)	231

24b	Agreement on the assignment of claims from take-off contracts (FS GmbH)	240

25a	Obligation Agreement for the establishment of a cost exempt and insolvency secure Return and Utilization or Disposal Option for Solar Modules (First Solar Manufacturing GmbH und First Solar Holding)	250

25b	Obligation Agreement for the establishment of a cost exempt and insolvency secure Return and Utilization or Disposal Option for Solar Modules (First Solar Inc.)	253

26a	Guarantee Agreement (Mr. Eichermüller)	256

26b	Guarantee Agreement (Stephan Hansen)	261

26c	Guarantee Agreement (Mike Ahearn)	266

27	Agreement on the right to accession contracts	272

28	Business Plan	280

Preamble
First Solar Inc., Phoenix, Arizona intends to construct and operate a production plant in Frankfurt/Oder for the production of solar modules on the basis of cadmium-telluride having a capacity of 100 MWp (hereinafter referred to as the “Project”) through First Solar Manufacturing GmbH, Frankfurt (Oder): The shares in First Solar Manufacturing GmbH, Frankfurt (Oder) are held by First Solar Inc., Phoenix, Arizona through First Solar Holdings GmbH, Mainz.
M+W Zander GmbH was retained as the general contractor for the construction of the buildings as well as the infrastructure. Various suppliers will deliver and install the components for the production lines pursuant to separate agreements.
The distribution of the solar modules is supposed to take place through First Solar GmbH, Mainz, a 100% subsidiary of First Solar Inc., Phoenix, Arizona on the basis of a distributor contract.
The projected total costs for the “Project” are EUR 117.7 million.
The third party capital will be provided to the First Solar Manufacturing GmbH, Frankfurt (Oder) by a syndicate of banks under the lead arrangement of IKB Deutsche Industriebank AG pursuant to the following terms and conditions.
The Federal Republic of Germany and the State of Brandenburg will secure 80% of the claims of the banks in connection with the following described term loan and working capital loan by establishing deficiency guarantees (Ausfallbürgschaften) for the benefit of the banks.
The subsidies contemplated for the Project were applied for in December 2005/January 2006 and approved by the European Commission on 26 April 2006.
Now, therefore, on the basis of the instructions on the application for the Federal guarantees including parallel state guarantees, the Parties agree as follows:

1.	Definitions
1.1.	The following definitions apply to this Facility Agreement:

“Agreed Replacement and Expansion Investments” are the investments for placement in expansion made by the “Borrower” up to the maximum amount foreseen in the “Business Plan” for the respective business year, whereby the maximum amount is increased by the amounts which were foreseen but not used for replacement and expansion investments in the “Business Plan” for the respective previous business years;

“Off-Take Agreements” mean the following contracts:
(a)	all supply agreements between the “Borrower” and the “FS GmbH”;

(b)	all take-off contracts and other contracts on the delivery and services related to solar modules between the “Borrower” and third-party customers of solar modules; and

(c)	all take-off contracts and other contracts on the delivery and services related to solar modules between “FS GmbH” and third-party customers of solar modules;
“End of the Construction Phase” means the point in time in which “Borrower” achieves a nominal capacity with their production facility in the amount of 100 megawatts;

“Agent” means IKB Deutsche Industriebank Aktiengesellschaft, Düsseldorf;

“Old Bank” means a “Bank” which transfers its rights and obligations under the “Contract Documents” completely or partially pursuant to Clause 27 (Assignments and Transfers) of this Facility Agreement to a “New Bank”.

“Deficiency Guarantees” means the deficiency guarantees from the Federal Republic of Germany (for 48 % of the total amount of the “Term Loan” and initially 48 % of the “Revolver”) and the State of Brandenburg (for 32 % of the total amount of the “Term Loan” and initially 32 % of the “Revolver”) in an amount totaling 80 % of the amount of the “Term Loan” and the “Revolver” which, as is apparent from Annex 6a (“Decision on the approval of the deficiency guarantees”), are issued for the benefit of the “Banks” with regard to the Facility Agreement, including the “General Terms and Conditions for the Assumption of Guarantees by the Federal Republic of Germany (the Bund) and Federal States issuing Parallel Guarantees” in the form approved by the “EU Decision”

“Banking Day” means a day on which the credit institutions in Düsseldorf and Frankfurt am Main are open for general business and which is a “TARGET Day”;

“Banks” means IKB Deutsche Industriebank AG, Düsseldorf, as well as any third parties joining this Facility Agreement pursuant to Clause 27 as lenders;

“Majority of Banks” means the “Banks”, whose “Quotas” in each case of a made decision account for at least 66 2/3% of all “Quotas”;

“Base Interest Rate” means the base interest rate as defined in § 247 German Civil Code (Bürgerliches Gesetzbuch, “BGB”);

“Bridge Loan” means the bridge loan in the amount of EUR 22,000,000 pursuant to Clause 2.1;

“Guarantors” means the Federal Republic of Germany and the State of Brandenburg;

“Guarantee Amount”: means the amount as defined for the respective calendar year in clause 24.6;

“Business Plan” means the business plan of the “Borrower” contained in Annex 28 (Business Plan) to this Facility Agreement;

“Cash Flow available for Debt Service” is defined in Annex 15 (Definition of Key Financial Figures);

“Cash Flow Waterfall” means the following sequence of application of the “Cash from Operations”:
(1)	due tax payments of the “Borrower”;

(2)	interest payments and compensation for the “Loans”

(3)	interest payments and compensation for all other bank financing of the “Borrower”;

(4)	repayment of principal on the “Loans”;

(5)	repayment of all other bank financing of the “Borrower”;

(6)	leasing expenses of the “Borrower”;

(7)	“Agreed Replacement and Expansion Investments”; and

(8)	“Royalty Payments”;
“Cash Flow from Operations” is defined in Annex 15 (Definitions of Key Financial Figures);

“Threatening Event of Default” means any circumstance or event, which would with the expiry of a grace period or giving of notice constitute an event of default;

“EBITDA” is defined in Annex 15 (Definitions of Key Financial Figures) to this Facility Agreement;

“Equity” is defined in Annex 15 (Definitions of Key Financial Figures) to this Facility Agreement;

“Equity Ratio” is defined in Annex 15 (Definitions of Key Financial Figures) to this Facility Agreement;

“EPC Contractors” are M+W Zander as well as all suppliers who have concluded an equipment supply agreement with the “Borrower” relating to the “Project”;

“EPC Agreements” are the General Contractor Agreement concluded between M+W Zander FE GmbH and the Borrower on 13 December 2005 and 5 January 2006, the two contracts on the delivery of technical installations concluded between VON ARDENNE Anlagentechnik GmbH and the “Borrower”/“FS LLC” on 31 March 2006, the contract on the delivery of technical installations concluded between Cincinnati Machine LLC and the “Borrower” on 16 February 2006 and the contract on the delivery of technical installations concluded between NPC Corporation and the “Borrower” on 15 February 2006;

“EU Decision” means the decision of the EU Commission dated 26 April 2006 on the “Deficiency Guarantees” and the “Investment Subsidies and Supports”;

“EURIBOR” means the interest rate published by Reuters on its screen service on page EURIBOR 01 at or around 11:00 a.m. local time in Brussels on the “Interest Fixing Date” for a period of time corresponding to the Interest Period following the “Interest Fixing Date” or, if a fixing of interest is not possible in this manner, the interest rate determined by the “Agent” on the basis of the quotations from the “Reference Banks” for loans with a duration corresponding to the respective Interest Period on the relevant “Interest Fixing Date” pursuant to Clause 7.7;

“Fee Letter” means the fee letter concluded between the “Borrower”, “FS GmbH”, “FS” and the “Agent” before this Facility Agreement is concluded;

“Freely Disposable Net Assets” means the assets of a company (as described in Section 266 clause 2, A, B and C German Commercial Code (HGB)), minus (a) the liabilities (as described in Section 266 clause 3, B, C and D German Commercial Code (HGB)) and (b) the share capital of the company, whereby the following adjustments of the balance sheet items shall be made:
(i)	the amount of any share capital increase made by the respective company contrary to the obligations under the “Contract Documents” shall be deducted from the share capital;

(ii)	loans or other liabilities assumed by the respective company contrary to the obligations under the “Contract Documents” are to disregarded; and

(iii)	assets whose book value is substantially lower than the market value in the balance sheet shall be accounted for at their fair market value, provided that they are not necessary for the business operation and a sale of those assets makes economic sense.
“FS” means First Solar Inc., Phoenix, Arizona;

“FS GmbH” means First Solar GmbH, Mainz;

“FS Group” means “FS” and its “Subsidiaries”;

“FS Holdings” means First Solar Holdings GmbH, Mainz, a 100% subsidiary of “FS”;

“FS LLC” means First Solar US Manufacturing LLC., Perrysburg, Ohio, a 100% subsidiary of “FS”;

“Shareholders” means “FS” and “FS Holdings”;

“Permits” means all public law permits, consents, licenses, authorizations and approvals required for the construction and operation of the “Project”, listed in Annex 12 (Permits for the Construction and Operation of the Project) except for the “Subsidy Order”, the “Deficiency Guarantee” and the “EU Decision”;

“Total Liabilities” is defined in Annex 15 (Definitions of Key Financial Figures) to this Facility Agreement;

“Investment Account” means the account No. 2011112 01 at the Commerzbank AG, Mainz (Bank Code 550 400 22) to be established by the “Borrower” pursuant to Clause 13.2;

“Investment Subsidies” means the investment subsidies in the amount of EUR 23,756,000 to be provided by the Federal Republic of Germany for the “Project” in accordance with the Investment Subsidy Act (Investitionszulagengesetz) 2005;

“Investment Subsidies and Supports” means the investment subsidy granted and to be granted under the “Subsidy Order” in the amount of EUR 21,531,000 and the investment support provided and to be provided for the “Project” by the Federal Republic of Germany in accordance with the Investment Subsidy Act (Investitionszulagengesetz) 2005 in the amount of EUR 23,756,000;

“IP License Agreement”: is the contract to be concluded between the “Borrower” and “FS” regarding the rights of use for all licenses, patents and other industrial property rights, which are necessary for the “Project”;

“Loans” means the “Term Loan”, the “Bridge Loan” and the “Revolver”;

“Borrower”: is the First Solar Manufacturing GmbH, Mainz;

“Market Disruption Notice” means the notice by the “Agent” about an event within the meaning of Clause 8 (Market Disruption);

“Maximum Distribution Margin”: is the maximum uniform distribution margin of 2%, which is contained in the sale prices of the products sold by “FS GmbH” to end users from US and German production;

“Maximum Commission Entitlement”: is the maximum commission entitlement of 2%, pertaining to “FS GmbH” from the “Borrower” from the sale for its account;

“Excess Amount” is defined in Clause 23.1;

“CET” means central European time, and — when applicable — central European daylight savings time;

“New Bank” means a bank which completely or partially assumes the rights and obligations of an “Old Bank” under the Contract Documents pursuant to Clause 27 (Assignments and Transfers);

“Project” is defined in the Preamble;

“Project Progress Report” means the report to be prepared by the “Project Appraiser” pursuant to Clause 17.8 with regard to the progress of the “Project”, which especially contains a comparison of the costs already incurred for the “Project” at the time of such report to the costs for the “Project” foreseen in the “Business Plan” and the confirmation that the “Project” has made the progress corresponding to the investments as of the respective time, the “Project” has no delays compared to the “Schedule” and that all “Permits” required as of that time have been granted;

“Project Appraiser” means the technical expert appointed by the “Agent” which at the time of conclusion of this Facility Agreement is the firm Lahmeyer International GmbH, Bad Vilbel;

“Project Account” is the project account no. 2011112 00 at the Commerzbank AG, Mainz (Bank Code 550 400 22) to be established by the “Borrower” pursuant to Clause 13.1 of this Facility Agreement;

“Project Contracts” means the contracts listed in Annex 5 (Project Contracts) to this Facility Agreement;

“PWC” means PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, Lise-Meitner-Str. 1, 10589 Berlin having the mandate to act for the “Guarantors”;

“Quota” means the portion attributed to each “Bank” of the obligation to provide the Loan or the amount, which is provided. The Quotas as of the signing of this Facility Agreement are set forth in Annex 1 (Quotas);

“Reference Banks” means the Deutsche Bank AG, the Commerzbank AG and the Dresdner Bank AG;

“Reference Interest Rate” means “EURIBOR”;

“Revolvier” means the loan for working capital facility in the amount of EUR 27,000,000 pursuant to Clause 2.1 of this Facility Agreement;

“Debt Service Coverage Level” is defined in Annex 15 (Definitions of Key Financial Figures);

“Debt Service Reserve” means an amount of EUR 3,000,000;

“Debt Service Reserve Account” is the account no. 2011112 04 at the Commerzbank AG, Mainz (Bank Code 550 400 22) to be established in accordance with Clause 13.4 by the “Borrower” ;

“Security” means the security interests and other forms of security listed in Annex 13 (Security) as well as all future security agreed between the “Banks” and the “Borrowers”;

“Security Agent” means IKB Deutsche Industriebank AG;

“Security Agreements” means all declarations to be issued and all contracts to be concluded in connection with the “Security”;

“Sponsors” means the “Shareholders” and “FS LLC”;

“Sponsors’ Agreements” means the “Sponsor’s Agreement FS Holdings” and the “Sponsor’s Agreement USA”;

“Term Loan” means the term loan in the amount of EUR 53,044,000 pursuant to Clause 2.1;

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system;

“TARGET Day” is every day on which “TARGET” is open for the processing of payments;

“Subsidiary” is any company which is directly or indirectly controlled by a person or with regard to which a person directly or indirectly holds more than 50 % of the voting rights or comparable rights, and “to control” for this purpose means the authority to instruct the management and to determine the guidelines for business policy or, in the case of a German stock company, to determine the members of the supervisory board appointed by the shareholders, be it as the holder of voting rights or on the basis of a contract or otherwise;

“Surplus Cash Flow” is defined in Annex 15 (Definitions of Key Financial Figures) to this Facility Agreement;

“Transfer” means the transfer of rights and obligations under this Facility Agreement pursuant to Clause 27.3;

“Affiliated Enterprises” means enterprises in which “FS” has a direct or indirect participation;

“Royalty Payments” means any payments made by the “Borrower” pursuant to Clauses 19.1.36 and 19.1.37.

“Sponsor’s Agreement FS Holdings” means the Agreement between “FS Holdings”, the “Agent”, the “Borrower”, and “FS GmbH” pursuant to Annex 9a (Sponsor’s Agreement FS Holdings);

“Sponsor’s Agreement USA” means the Agreement between “FS”, “FS LLC”, “FS Holdings”, the “Borrower”, and the “Agent” pursuant to Annex 9b (Sponsor’s Agreement USA);

“Debt Level” is defined in Annex 15 (Definitions of Key Financial Figures) to this Facility Agreement;

“Insurance Policies” means the insurance policies listed in Annex 11 (Insurance Policies);

“Insurance Consultant” is Marsh GmbH, Frankfurt am Main, appointed by the “Agent”;

“Insurance Account” is the account no. 2011112 03 at the Commerzbank AG, Mainz (Bank Code 550 400 22) to be established in accordance with Clause 13.4 by the “Borrower”;

“Contract Documents” means this Facility Agreement, the “Fee Letter” and the “Security Agreements”;

“Material Adverse Change” is the occurrence of an event which has a material adverse influence on the business operations, the financial situation or the commercial relationships of the “Borrower”, “FS GmbH”, “FS Holdings”, “FSLLC” or “FS” and which results in the “Borrower”, “FS GmbH”, “FS Holdings”, “FS” and, until the “End of the Construction Phase”, also “FSLLC”, no longer being able to comply with its financial or other obligations under the “Contract Documents” or which endangers or precludes their performance;

“Accountants” means the accounting firm PwC Deutsche Revision Aktiengesellschaft Wirtschaftsprüfungsgesellschaft retained by the “Borrower” or another accountant appointed by the “Borrower” which is satisfactory to the “Agent”;

“Schedule” means the schedule relating to the “Project” under Annex 8 (Schedule) which is provided by the “Borrower” and confirmed by the “Project Appraiser”, as amended from time to time with the consent of the “Project Appraiser” and the “Agent” in the actual form;

“Drawdown” means a drawdown of a payout under one of the Loans;

“Drawdown Request” means a request for a “Drawdown” under this Agreement pursuant to Annex 3 (Drawdown Request);

“Drawdown Period” means with regard to
(a)	the “Term Loan” and the “Bridge Loan”, the period from signing this Facility Agreement until 30 December 2007,

(b)	the “Revolver”, the period from signing this Facility Agreement until 30 September 2012;
“Drawdown Date” is a date on which a payout is supposed to be made under one of the “Loans”;

“Interest Determination Notice” is the written notice of the “Borrower” about the duration of an “Interest Period”.

“Interest Determination Date” is the second “Banking Day” prior to the beginning of each interest period;

“Interest Hedging Agreement” is the framework contract for finance future transactions, to be concluded by the “Borrower” with the IKB Financial Products Société Anonyme, Luxemburg wherein the risk of change in interest rate is secured including all assets and all individual accounts hereunder for at least 75 % of the outstanding under the “Term Loan” up to its duration under consideration of redemption terms based o the “Business Plan”.

“Subsidy Order” is the order from the Investitionsbank of the State (Land) of Brandenburg dated about the “Investment Subsidies and Supports”, as well as all related orders on supports and subsidies for the benefit of the “Borrower” which are still to be issued.
1.2	The use of quotation marks for certain terms and their derivatives serve as a reference to the definitions in Clause 1.1 of this Facility Agreement. If the same term is used without quotations marks, the general meaning resulting from the context applies.

The singular form of a word includes the plural, and the plural form includes the singular.
2.	Loans
The “Banks” grant the “Borrower” in accordance with their respective “Quotas”:

2.1	a term loan in the amount of EUR 53,044,000 (the “Term Loan”), a bridge loan in the amount of EUR 22,000,000 (the “Bridge Loan”), and a working capital loan in the amount of EUR 27,000,000 (the “Revolver”).

2.2	The payout amount of the ,,Loans” is 100% respectively.

2.3.	“FS GmbH” and “FS Holding” are jointly and severally liable with the “Borrower” for all obligations of the “Borrower” under this Facility Agreement.

2.4	The liability of “FS GmbH” for liabilities of the “Borrower” under the “Contract Documents” and the right to foreclose the “Security” provided by “FS GmbH” shall be limited to the respective amount of the “Freely Disposable Net Assets” existing at the time of such payment or enforcement.
The restriction of the liability in the aforementioned Paragraph 1 shall only apply if “FS GmbH” objects to the recourse or the foreclosure of a “Security” on the grounds of the restricted liability within 15 “Banking Days” after the “Agent” has announced the recourse or the foreclosure and within 3 “Banking Days” after the successful appeal, the amount of the “Freely Disposable Net Assets” shall be determined by an independent auditor with the consent of the “Agent”.
3.	Purpose of the Loans
3.1	The “Term Loan” is exclusively designed for the partial financing of the fixed assets for the “Project” in accordance with the description in the overview “Source of Funds / Use of Funds” in Annex 2 (Source of Funds / Use of Funds).

3.2	The “Bridge Loan” serves to pre-finance the “Investment Supports”.

3.3	The “Revolver” serves the financing of the necessary operating funds for the “Project”.
4.	Quotas of the Banks
4.1	Each “Bank” undertakes to participate in each “Drawdown” under the “Loans” pursuant to this Facility Agreement in an amount corresponding to its respective “Quota” on the respective “Drawdown Date” and to place the amount allocated to it at the disposition of the “Agent”.

4.2	Each “Bank” is liable to the “Borrower” only with its “Quota” for compliance of the totality of the obligations imposed on the “Banks” under this Facility Agreement. Joint and several liability is excluded.

4.3	To the extent that a “Bank” does not fulfill its obligations under this Facility Agreement, this does not relieve the other parties from the performance of their obligations under this Facility Agreement.

4.4	The “Banks” are individual creditors and not joint creditors under this Facility Agreement.

4.5	Except in the case of a corresponding order by the “Majority of Banks” or unless expressly regulated in this Agreement, the rights of the “Banks” will exclusively be exercised by the “Agent” as the representative of the “Banks”.

5.	Drawdowns
5.1	The “Borrower” can request a Drawdown under one of the “Loans” within the respective “Drawdown Period” with a “Drawdown Request” in the form set forth in Annex 3 (Drawdown Request). The correctly filled out “Drawdown Request” must be received by the “Agent” not later than 10:00 am CET five “Banking Days” prior to the “Drawdown Date” as set forth in the drawdown request.

5.2	The “Borrower” is only authorized to submit “Drawdown Requests” if the preconditions for Drawdown set forth in Annex 4a (“General Preconditions for Payout”) and in Annex 4b (“Special Preconditions for Drawdown”) have each been fulfilled to the satisfaction of the “Agent”.

5.3	“Drawdowns” under the “Term Loan” are only permitted if in addition to the preconditions set forth in Annex 4a (“General Preconditions for Drawdown”) and in Annex 4b (“Special Preconditions for each Drawdown”):
(a)	Copies of invoices are presented which show progress in the project going beyond the total amount of EUR 22,000,000. The invoices are to be certified by the countersignature of an authorized person employed by the “Borrower”; and

(b)	The respective last “Project Progress Report” to be provided under Clause 17.8 has been issued to the satisfaction of the “Agent”.
“Drawdowns” will be made in a maximum amount of 56.72 % of the respective net invoice amount, which is in excess of EUR 22,000,000.

“Drawdowns” under the “Term Loan” are made in amounts of at least EUR 3,000,000 except for the last “Drawdown”.

There will be a maximum of twelve “Drawdowns”.

5.4	“Drawdowns” under the “Bridge Loan” are only permissible if in addition to the preconditions set forth in Annex 4a (“General Preconditions for Drawdown”) and in Annex 4b (“Special Preconditions for each Drawdown”):
(a)	The “Agent” has copies of the invoices for supplies and services for which applications for the “Investment Supports” have been submitted; and

(b)	The respective last “Project Progress Report” to be provided under Clause 17.8 has been issued to the satisfaction of the “Agent”.
“Drawdowns” are made in the amount of a maximum of 20.5% of the respective net invoice amount.

5.5	A maximum of two “Drawdowns” per calendar month will be made in the amount of at least EUR 500,000.

5.6	Unless agreed otherwise, all payouts are made to the “Project Account FSM”.

5.7	As soon as all preconditions for the respective Drawdown under one of the Loans exist to the satisfaction of the “Agent”, the “Agent” will confirm this to the “Banks”. Each “Bank” must then provide to the “Agent” the amount allocable to it to be paid out on the respective “Drawdown Date” by no later than 11:00 a.m. CET.
6.	Termination and Loss of the Loan
6.1	The “Borrower” is entitled to terminate the “Loans” to the extent these “Loans” have not been used in “Drawdowns” in amounts of EUR 2,000,000 by advance written notice of five “Banking Days” if the “Borrower” has demonstrated to the satisfaction of the “Agent” that the total financing of the “Project” is not endangered by the termination.

6.2	In the case of termination of the “Term Loan”, the last due scheduled repayment installment will be reduced by the terminated amount.

The “Bridge Loan” and the “Revolver” are reduced upon termination by the respective terminated amount.

6.3	The amounts of the “Loans” not used by expiration of the respective “Drawdown Periods” lapse at that time.
7.	Interest
7.1	The interest rate for the respective interest period is calculated for each “Drawdown” as a sum of the “Reference Interest Rate” and the respective margin applicable under Clause 7.6.

7.2	The interest periods for the “Term Loan” and the “Bridge Loan” are, at the election of “Borrower” three or six months and for the “Revolver”, one, three or six months. The election for the first interest period for a “Drawdown” under a “Loan” is made in the “Drawdown Request”. The “Borrower” will inform the Agent about the duration of the interest period the “Borrower” desires for the subsequent interest periods of the relevant “Drawdown” by no later than 11:00 a.m. CET five “Banking Days” prior to the “Interest Determination Date” by using the form set forth in Annex 14 (Interest Determination Notice).

If the “Borrower” does not make an election in the “Drawdown Request” or by the scheduled date five “Banking Days” prior to the “Interest Determination Date”, the interest period has the duration of three months.

7.3	The first interest period of a “Drawdown” under a “Loan” begins with the “Drawdown Date” and ends upon expiration of one, three or six months, depending on the elected duration of the interest period, on the day corresponding in its number to the “Drawdown Date”. The first interest period for each additional “Drawdown” under the Loan begins with the last day of the previous interest period and ends on the last day of the duration determined or agreed for it. Each further “Interest Period” for a “Drawdown” under the respective “Loan” begins on the last day of the previous interest period and ends on the last day of the duration determined or agreed for it. If a repayment date under Clause 10 (Repayment) falls within the determined or agreed duration of an interest period, the interest period ends on the repayment date.

7.4	If the last day of an interest period falls on a day, which is not a Banking Day, the interest period is extended to the next “Banking Day” unless this day falls in the next calendar month. In this case, the interest period ends on the immediately preceding “Banking Day”.

7.5	If more than one interest period under a respective “Loan” end on the same day, the relevant “Drawdowns” will be combined on the relevant day and will be treated in the future as a single “Drawdown”.

7.6	The respective margin for the total duration of the “Term Loan” is 1.6 % p.a., for the “Bridge Loan” 2 % p.a. and for the “Revolver” 1.8 % p.a.

7.7	If the “Agent” can only determine the “Reference Interest Rate” for an interest period on the basis of quotes from the “Reference Banks”, the applicable “Reference Interest Rate” for this interest period is the interest rate calculated by the “Agent” (if appropriate, rounded up to the next full sixteenth of a percentage point) from the arithmetic mean of the interest rates which have been notified to the “Agent” on the “Interest Determination Date” by at least two “Reference Banks” at approximately 11:00 a.m. CET.

7.8	The interest will be accrued and is due for payment at the end of each interest period. The “Agent” will inform the “Borrower” and the “Banks” about the amount of the interest payments which are due in a timely manner prior to expiration of each interest period.

7.9	To the extent that payments are made on dates other than the end of an interest period, the “Borrower” must compensate the “Banks” for all damages resulting from the early repayment.

A loss of margin is not being compensated.
8.	Market Disruption
If one of the following events occurs, the “Agent” will inform the “Borrower” and the “Banks” about this without undue delay (“Market Disruption Notice”):
(a)	the determination of “EURIBOR” is not possible and none or only one of the “Reference Banks” has provided an interest rate to the “Agent” by 11:30 a.m. CET on the respective “Interest Determination Date” which is required in order to determine the “Reference Interest Rate”, or

(b)	the “Agent” has received a notice prior to the beginning of the interest period regarding a “Drawdown” from one or more “Banks” whose “Quotas” account in aggregate at least 50 % of all “Quotas” that for reasons generally affecting the

European interbank market the refinancing costs for the “Banks” for this “Drawdown” are higher than the “Reference Interest Rate” for this interest period.
Upon receipt of such a “Market Disruption Notice” the respective “Drawdown” shall be paid out if the “Borrower” does not instruct otherwise; the “Agent” and the “Borrower” will negotiate in good faith within a period of 10 days about an alternative method for determining the interest for the “Drawdown”. Such an alternative method can contemplate both another interest period and another reference interest rate. If no agreement is reached prior to expiration of this deadline, the interest rate for the relevant “Drawdown” for each “Bank” is the sum of the respective margin under Clause 7.6 and the annual refinancing costs for the relevant “Bank” with regard to its participation in the “Drawdown”. Each “Bank” will inform the “Agent” about this interest rate as quickly as possible and in any event prior to the end of the relevant interest period.
9.	Default Interest
9.1	If the “Borrower” does not fulfill a payment obligation under this Facility Agreement when due, the “Borrower” owes default interest from the due date until the date of payment in an amount of the “Base Interest Rate” plus 5 % p.a. or, if it is an interest payment with which the “Borrower” is in default, liquidated damages in the corresponding amount. A reminder is not required.

9.2	The amount of the default interest or the damages will be determined by the “Agent” and will be notified to the “Borrower” and the “Banks”.

9.3	The “Banks” retain the right to prove that they have suffered higher damages, and in the case of liquidated damages the “Borrower” retains the right to prove lower damages.
10.	Repayment
10.1	The “Term Loan” is to be repaid quarterly in arrears on 31.03, 30.06, 30.09. and 30.12. of each year in 20 equal repayment installments of EUR 2,652,200.00 each; the first installment is due on 31.03.2008, and the last installment is due on 30.12.2012.

10.2	The “Bridge Loan” is to be repaid in the amount of the respectively paid out “Investment Subsidies”, but no later than in full on 30.12.2008. The amounts received in the “Investment Account” in connection with the “Investment Subsidies” will be applied respectively at the end of the next interest period as a repayment of the “Bridge Loan”.

10.3	The final due date for the Revolving Facility is on 30.12.2012.
11.	Voluntary Repayment
11.1	The “Term Loan” and the “Bridge Loan” can each be voluntarily repaid in advance in a single sum or in partial amounts of at least EUR 2,000,000 at the end of any interest period upon giving at least 5 “Banking Days” irrevocable written advance notice.

The voluntary repayment of the “Bridge Loan” is only permissible after complete repayment of the “Term Loan”.

11.2	The “Borrower” is obliged (1) to make a mandatory special repayment of the “Term Loan” at the end of the current interest period under the “Term Loan” and (2) after complete repayment of the “Term Loan”, to make a mandatory special repayment of the “Revolver” at the end of the current interest period under the “ Revolver” and (3) after complete repayment of the “Revolver”, to make a mandatory special repayment of the “Bridge Loan” at the end of the current interest period under the “Bridge Loan”
(a)	with 100% of each amount in excess of EUR 500,000 in an individual case and/or per business year of the “Borrower” derived from any proceeds from the sale of fixed assets of the “Borrower” unless the sale of assets to be replaced is involved. In the case of the sale of assets to be replaced, a mandatory special repayment must be made if the replacement acquisition has not been demonstrated to the satisfaction of the “Agent” within 180 days after the date of sale;

(b)	with payments from the “Insurance Policies” to the extent that these exceed EUR 100,000 in an insured event to the extent that the payment is not used pursuant to Clause 13.3 within the deadline set there; and

(c)	the first time for the business year 2008, in 2009 with 20 % of the “Surplus Cash Flow” of the “Borrower” subject to the condition that none of the key financial numbers mentioned in Clause 18 is violated as a result of this mandatory special repayment.
11.3	In the case of early repayment of the “Term Loan”, the respective last due scheduled repayment installment will be reduced by the specially repaid amount.

The “Bridge Loan” and the “Revolver” are reduced by the respective specially repaid amount upon early repayment.
12.	New Drawdowns
Amounts repaid under the “Term Loan” and the “Bridge Loan” cannot again be drawn down.

Each “Drawdown” under the “Revolver” can be completely or partially repaid as of the end of the respective interest period, whereby both the amount to be repaid as well as the remaining amount to be paid out cannot be less than EUR 500,000 if the outstanding amount is not completely repaid. The repayment of amounts paid out under the “Revolver” must be notified to the “Agent” in writing using the form set forth in Annex 16 (“Template Repayment Revolver”) at least five “Banking Days” prior to the end of the respective “Interest Period”.

Amounts repaid under the “Revolver” can be again drawn down if the preconditions for Drawdown set forth in Clause 5 are satisfied.

13.	Accounts
13.1	The “Borrower” is required to establish the following accounts prior to the first Drawdown under the “Loans”, which accounts are to be maintained exclusively without overdraft capacity and are to be pledged with first ranking to the “Security Agent” and with regard to which the respective banks where the accounts are maintained have waived their pledge rights under their general terms and conditions:

13.1	“Project Account”:

All payments of the “Agent” to the “Borrower” under the “Loans” will be made to the “Project Account”.

Payments of the “Borrower” from the “Project Account” can only be made in accordance with the purpose of the respective “Loans”. In the case of a “Threatening Event of Default” under Clause 20, the “Borrower” is only entitled to make payments from the “Project Account” with the prior written consent of the “Agent”.

13.2	“Investment Account”

The “Investment Account” will be credited with payments under the “Investment Supports”. The “Borrower” undertakes to instruct the appropriate tax office to make payments for the “Project” under the “Investment Supports” exclusively to the “Investment Account”.

The “Borrower” can only use the funds in the “Investment Account” for the repayment of the “Bridge Loan”. Any other disposition of the funds is excluded.

The “Borrower” hereby irrevocably authorizes the “Agent” to collect all of the amounts credited to the “Investment Account” as of the end of an interest period following the credit for repayment of the amounts paid out under the “Bridge Loan”. The “Agent” is hereby expressly released from the application of § 181 BGB.

13.3	“Insurance Account”

The “Borrower” will make sure that all payments in connection with the “Insurance Policies” are credited to the “Insurance Account”.

The “Borrower” shall use funds in the “Insurance Account” only
(a)	for a replacement acquisition or reconstruction of the assets affected by the insurance event if the “Borrower” proves the replacement acquisition to the satisfaction of the “Agent” within 180 days after the payout of the insurance amount, whereby a copy of the order is sufficient proof;

(b)	if payments under the business interruption insurance are involved, to cover the ongoing costs of operations if the “Borrower” proves the operating costs to the satisfaction of the “Agent” within 180 days after the payout of the insurance amount; and
(c)	if payments under the business liability insurance are involved, for the satisfaction of claims for damages under imperative provision of law.
Any other disposition of the funds is excluded.

13.4	“Debt Service Reserve Account”

Before drawdown of any of the “Loans” “Borrower” is required to pay the “Debt Service Reserve” from the first “Drawdown” under the “Loans” into the “Debt Service Reserve Account”.

To the extent that a part or the entire amount of the “Debt Service Reserve” has been used to repay an amount due in connection with the “Loans”, the “Borrower” is required to again restock the “Debt Service Reserve” on the “Agent’s” first demand.

The “Debt Service Reserve” remains in the “Debt Service Reserve Account” until all claims of the “Banks” under and in connection with the Facility Agreement have been fulfilled.

The “Borrower” can only dispose of the interest credited to the “Debt Service Reserve Account” pursuant to a separate interest agreement between the “Borrower” and the account holding bank, but not of the “Debt Service Reserve”.

If the “Borrower” does not comply with its payment obligations under the Facility Agreement, the “Borrower” hereby irrevocably authorizes the “Agent” to apply the “Debt Service Reserve” to settle due obligations under Clause 14.4. The “Agent” is released from the restrictions of Section 181 German Civil Code.
14.	Payments of the “Borrower” and the “Banks”
14.1	All payments of the “Borrower” and the “Banks” to the “Agent” under the “Contract Documents” are to be rendered to account number 2013535410, routing number 30010400, IBAN: DE 91300104002013535410, a general account of the “Borrower” to be established for this purpose with IKB Deutsche Industriebank AG, over which the “Borrower” has no authority to make dispositions.

14.2	All payments of the “Borrower” to the “Agent” under the “Contract Documents” are due for payment in EUR on the due date by 10:00 a.m. CET. If payments under this Facility Agreement or the “Contract Documents” fall due on a day which is not a “Banking Day”, the due date is extended to the next “Banking Day” in the same calendar month, or if the next “Banking Day” falls in the next calendar month, the due date is the immediately preceding “Banking Day”.

14.3	Each payment made by the “Borrower” or a third party make to the “Agent” for obligations of the “Borrower” under the Facility Agreement or the “Contract

Documents” will be distributed by the “Agent” to the “Banks” without undue delay corresponding to their “Quotas”. If a repayment is the result of the termination of the Facility Agreement in relation to a specific “Banks” pursuant to Clause 15.3 the “Agent” will distribute the payment to such “Banks”.

14.4	If a payment of the “Borrower” or a third party for the obligations of the “Borrower” is not sufficient to satisfy all obligations of the “Borrower” towards the “Banks” upon receipt of the payment, the “Agent” is authorized to credit the received payments to the obligations of the “Borrower” in the following sequence:
•	first, to the outstanding costs and disbursements of the “Agent”,

•	second, to any outstanding fees,

•	third, to default interest,

•	fourth, to due interest,

•	fifth, to due amounts of principal,

•	sixth, to all other due payments.
Any different determinations by the respective “Borrower” of how to credit the payment will not be taken into account.

14.5	Interest and fees will be calculated on the basis of the actual number of days elapsed in relation to a year having 360 days.
15.	Changes in certain Bases of the Contract, Taxes
15.1	If changes in law or changes in guidelines, orders or requirements of the banking supervisory authorities with regard to minimum reserves or liquidity or equity capital requirements (e.g., the requirements under the so-called Basel II Principles) result in,
(a)	an increase of the costs of a “Bank” for maintaining its obligations assumed under this Agreement,

(b)	an increase of the costs of a “Bank” of providing, complying with or financing its participation in a “Drawdown” or the maintenance of its credit promise, or

(c)	a decrease in any amount or interest which the relevant “Bank” has received or is supposed to receive under or in connection with this Facility Agreement, the relevant “Bank” is entitled to demand payment of an amount equal to these additional costs or the reduction from the “Borrower”. A “Bank” which intends to demand the amounts mentioned under (a) through (c) must inform the “Borrower” accordingly through the “Agent”. This notice must state the determined amount of the additional costs or the reduction, the time at which these costs or the reduction was fist incurred, as well as the reason for it. The “Banks” are, however, not obliged to provide statements, which contain confidential information about their organization or internal business, affairs or which would permit corresponding conclusions to be drawn. The payment of the amount of the additional costs or the reduction is due 15 “Banking Days” after receipt of the notice at the “Borrower”.

15.2	The obligation to compensate costs pursuant to Clause 15.1 (a) or (b) above or the obligation to pay the difference amount pursuant to Clause 15.1 (c) above shall not exist, if the respective request or order of the banking supervisory authority is directed only against an individual “Bank” and is not related to the “Project” or a person involved in the “Project”.

15.3	In case that the “Borrower” is obliged to make a payment pursuant to Clause 15.1 (a) and (b) or payment of the difference amount pursuant to Clause 15. 1 (c) above, it shall be entitled to terminate the “Facility Agreement” regarding such “Banks”, which ask for payments pursuant to Clause 15.1. The “Borrower” shall then be obliged to repay the outstanding “Loans” as far as they relate for the “Quotas” of such “Banks” at the end of the respective “Interest Period”. or, together with a prepayment indemnity (Vorfälligkeitsentschädigung), during the respective “Interest Period”. The calculation of the prepayment indemnity shall be done in accordance with actual binding judgments.

15.4	The “Borrower” must make all payments to the “Banks” without deductions or withholdings for taxes, levies, fees or similar burdens to the extent that the “Borrower” is not required by law to make the deduction or the withholding.

If the “Borrower” is required by law to make deductions or withholdings of tax, levies or fees, it must increase the amounts to be paid so that the net amount remaining after the deduction or the withholding corresponds to the amount which the “Banks” would receive upon payment of the originally owed amount without deduction or withholding.

If a “Bank” receives at a later stage a tax credit, a tax refund or a tax reduction, which results from a payment, which has to be made in accordance which Clause 2 above, the “Bank” has to pay (if is able to pay notwithstanding the received payment) to the “Borrower” an amount in its own fair judgment. However, if the tax credit, the tax refund or the tax reduction is not related to a payment made by a “Borrower” pursuant to sub-clause 2 above or the total amount does not correspond, (a) the respective “Bank” is permitted to decide in its own discretion about the reasonable level of amount to be paid to the “Borrower” and the point of time of such payment, (b) the “Bank” shall decide in its own fair judgment about the use, the application or the regulation of such tax refunds or tax privileges and (c) the respective “Bank” is not obliged to release any information regarding its own tax issues or calculations.

If a “Bank” which has paid an amount to the “Borrower” according to Paragraph 3 notifies, that the payment or privilege relating to the payment was incorrect or has been withdrawn, the “Borrower” has to refund such an amount to the “Bank” after request, which is in the “Bank’s” own fair judgment necessary to bring the “Bank” in the same situation as if the “Bank” would have been able to receive the refund or the privilege.

15.5.	Each “Bank” shall represent to the “Borrower” after its request a letter in the form of Rundschreiben des Bundesfinanzministeriums vom 20.Oktonber 2005 (Circular of the German Ministry of Finance) dated 20 October 2005 (IV B 7 – S2742a – 43/05) to § 8a KStG.
16.	Representations and Warranties
16.1	The “Borrower” represents to the “Agent” and the “Banks” on the date on which this Facility Agreement is signed that the following statements are correct:

16.1.1	The “Borrower” is a duly established company with limited liability under German law. The “Borrower” has the authority to conduct and continue its present business without restrictions and to own and possess its current assets.

16.1.2	The “Borrower” is entitled to validly conclude the “Contract Documents” as well as the “Project Agreements”, to exercise its rights under these contracts and to perform its obligations under these contracts and has all corresponding “Permits” at the respective point in time.

16.1.3	All “Permits” as well as all applications or other actions relating to public authorities which the “Borrower” is required to obtain or carry out according at the respective time, based on the status of the “Project”, have been obtained or carried out by the “Borrower” and have been granted by a final order and have not been withdrawn or revoked.

16.1.4	The presented and to be presented annual and quarterly financial statements to the “Banks” pursuant to the provisions of this Facility Agreement were prepared in accordance with applicable statutory provisions and present a true and fair view of the assets, the financial situation and the earnings position of the “Borrower”, and there have been no “Material Adverse Effects” at the “Borrower” since the time such financial statements have been prepared.

16.1.5	There is no event of default under this Facility Agreement and no “Threatening Event of Default”.

16.1.6	There are not proceedings before a court, an arbitral tribunal or an administrative authority pending or threatened against or initiated by the “Borrower” which in the aggregate exceed an amount in controversy of EUR 2,000,000.

16.1.7	The “Borrower” conducts its business in accordance with all applicable legal provisions, including environmental provisions and in accordance with all applicable administrative regulations and orders.

16.1.8	The “Borrower” has not established any security interest over any of its assets except for the “Securities”.

16.1.9	The respective “Borrower” has properly submitted all tax declarations and has paid all taxes when due, regardless of their type.

16.1.10	The “Borrower” is neither insolvent nor is insolvency imminent. The “Borrower” has not been served with an application to commence insolvency proceedings nor have such proceedings been commenced.

16.1.11	The “Borrower” has completely and accurately disclosed to the “Agent” and the “Banks” all facts and information which upon exercising the care of a prudent businessman could be assumed would be of importance for the credit decision of the “Banks”. All information which the “Borrower” or one of its advisors has forwarded to the “Agent” or the “Banks” in writing are accurate and complete at the time they were forwarded to the “Banks” or the “Agent”.

16.1.12	The “Borrower” has at least until the repayment of the “Loans” the unrestricted right to dispose or right of use over all relevant licenses, intellectual property rights or similar rights for the “Project” or has secured access to these rights under contract law by way of the “Project Agreements”.

16.1.13	The “Borrower” is drawing down the “Loans” for its own account.

16.1.14	Except for the “Project Contracts” listed in Annex 5 (Project Contracts), no other material products which have not been notified by the “Borrower” to the “Agent” are required for the construction and the operation of the “Project”. The “Borrower” is not aware of, and has not been notified about any performance defaults under the “Project Contracts”, nor should the “Borrower” have been aware of such performance defaults as a result of the specific circumstances unless the “Borrower” has informed the “Agent” about such a performance default without undue delay.

16.2	The representations and warranties contained in Clause 16.1 are deemed to have been repeated by the “Borrower” for each “Drawdown” and for each payment of interest with regard to the set of facts and the respective circumstances existing at that time if the respective “Borrower” has not notified the “Agent” in writing at least five “Banking Days” prior to the “Drawdown” or the interest payment that the “Borrower” cannot make one of the representations and warranties set forth in Clause 16.1 of this Facility Agreement, and the notice must state the reasons. This does not affect the rights under Clause 20.1.3
17	Obligations to provide Information
17.1	The “Borrower” will make available to the “Agent” for the purpose of forwarding to the “Banks” and the “Guarantors” his own certified financial statements (inter alia, balance sheet, profit and loss statement, cash flow account) and auditors reports as well as the certified consolidated financial statements (inter alia, balance sheet, profit and loss statement, cash flow account) and audit reports for “FS GmbH”, “FS Holdings” (consolidated) as well as “FS” (consolidated) within 120 days after conclusion of the his business year. The auditors report is to contain an opinion about the conditions, as they pertain to the market standard, of the internal delivery and service commerce according to Clause 19.1.14.

Together with its respective audited financial statements, the “Borrower” will also present the calculation of the “Surplus Cash Flow”.

17.2	The “Borrower” will provide to the “Agent” for the purpose of forwarding to the “Banks” and the “ Guarantors” a certificate of the “Accountant” within 120 days after conclusion of its respective business year that the “Accountant” has examined the information of the “Borrower” (i) on the agreed key financial figures in Clause 18 (Key Financial Figures) and on the “Surplus Cash Flow” and (ii) on the amount of the investments made with regard to the plausibility of the information and no objections have been raised.

17.3	The “Borrower” will provide to the “Agent” for the purpose of forwarding to the “Banks” and the “Guarantors” within 45 days after the end of each business quarter the quarterly interim numbers, if any, (balance sheet, profit and loss statement, cash flow account, liquidity status and liquidity planning for the next 12 months, information on inventories, debtors and creditor payment periods, with all information being accompanied by a comparison of the actual numbers to the planned numbers in the “Business Plan”).

The “Borrower” will provide information, in the context of its quarterly reporting, about the produced number of solar modules in the amount of the produced mega watts and will also provide for a calculation of the key financial figures pursuant to Clause 18 (Key Financial Figures) within 45 days after the end of its respective business quarter.

If the “Borrower” intends to make “Royalty Payments” on a quarterly basis, he will provide the certified quarterly interim numbers together with the calculation of the financial figures under Clause 18 (Financial Numbers).

17.4	The “Borrower” will provide to the “Agent” for the purpose of forwarding to the “Banks” and the “Guarantors” within 45 days after the end of each business quarter the quarterly consolidated interim numbers, if any, (balance sheet, profit and loss statement, cash flow account) for the “FS Group”.

17.5	The “Borrower” will provide the “Agent” for the purpose of forwarding to the “Banks” and the “Guarantors” an updated corporate plan (business plan) with the financial planning, the planning of sales as well as the investment planning and liquidity planning for the following business year one month prior to expiration of a then respective current business year. To the extent that the corporate plan is different from the “Business Plan”, the consent of the “Agent” is required.

17.6	The “Borrower” grants the “Agent” and any third party which it may engage and which is subject to professional confidentiality as well as the “Guarantors” upon their request access to the “Borrower’s” business records and will allow the “Agent”, the engaged third parties who are subject to professional confidentiality and the “Guarantors” access upon their first demand to view and have access at the normal business hours to the “Borrower’s” business premises, business records and the plant and will give the “Agent” information about the security collateral.

17.7	The “Borrower” will inform the “Agent”, without undue delay, about all events and circumstances related to the “Borrower” and “FS GmbH” that could endanger the economic viability and the operation of the “Project” and/or the servicing of the “Loans”, and, upon the “Agent’s” request, about the “Borrower’s” general economic situation as well as the general economic situation of “FS GmbH”.

17.8	The “Borrower” will cooperate with the “Project Appraiser” so that he can provide a “Project Progress Report” to the “Agent” and the “Banks” by the “End of the Construction Phase” in a timely manner within 15 days after expiration of every calendar month.

17.9	“Borrower” will inform the “Agent” without undue delay about any delays in the construction phase of the “Project” compared to the “Schedule” and will show the “Agent” upon its request the effects of such delays and will also show how compliance with the intended completion date can be assured.

17.10	“Borrower” will inform the “Agent” without undue delay about technical disturbances which lead or could lead to a negative impact on the operations of “Project”.

17.11	The “Borrower” will inform the “Agent” until the “End of Construction Phase” on a quarterly basis and thereafter on a yearly basis, together with the certified financial statements under Clause 17.1, of an actual inventory list of the equipment, machinery and technical tools which have been used for security.

17.12	The “Borrower” will inform the “Agent” about changes in the “Borrower’s” management.

17.13	The “Borrower” will inform the “Agent”, without undue delay, about the occurrence or imminence of a “Threatening Event of Default”.
18.	Key financial Numbers
“Borrower” undertakes to comply with the following key financial figures:

18.1	The “Debt Service Coverage Level” cannot be lower than the value of 1.1:1;

18.2	The “Debt Level” cannot exceed the following values for the following respective time periods:

Time period	Debt Level
from 1 Jan. 2008 to 31 Dec. 2008 (inclusive)	3.0:1
from 1 Jan. 2009 to 31 Dec. 2009 (inclusive)	2.5:1
from 1 Jan. 2010 until the end of the term of the “Loans”	1.5:1

18.3	The Key Financial Figures will be determined by the “Borrower” on 31.03, 30.06, 30.09 respectively of each year on the basis of the quarterly numbers of the “Borrower” pursuant to Clause 17.3 for the precedent 12 months and as of 31.12 of each year on the basis of the certified annual accounts pursuant to Clause 17.1, for the first time as of 31.12.2008. Compliance with the key financial figures must be confirmed to the “Agent” by the commercial managing director of the “Borrower” in writing each time.

If the “Borrower” and the “Agent” do not agree about the determination of the key financial numbers on the basis of the quarterly numbers, the “Agent” is entitled to retain an accountant at the costs of the “Borrower” who will determine and certify the key financial figures.
19.	Covenants and Conditions
19.1	The “Borrower” will

19.1.1	establish the “Securities” or will make sure that they are established free of prior encumbrances with a first priority and free of rights of third parties; should the “Securities” deteriorate, especially due to a loss of value and/or losses, upon demand of the “Agent”, the “Borrower” will provide the “Banks” with additional securities.

19.1.2	obtain all “Permits” required for a business operations and the “Project” at the respective time and will ensure that the “Permits” are maintained and will provide proof of this to the “Agent” upon its request and will construct and operate the “Project” based on the established European environmental standards and guidelines, and will observe legal ordinances and regulations;

19.1.3	conduct and insure his business operations in accordance with the standard common in the industry and with the care of a prudent businessman. In particular, the “Borrower” will issue invoices in the intervals common in the industry to his customers for solar modules and will attend to a timely collection of outstanding receivables;

19.1.4	not enter into futures transactions without cover without the prior consent of the “Banks” and the “Guarantors”;

19.1.5	comply at all times with all terms and conditions and requirements of the “EU Decision”, the “Deficiency Guarantee”, the “Investment Subsidies and Supports” and the “Subsidy Orders” and will observe all obligations contained therein;

19.1.6	not change the type and scope of his business operations without the prior written consent of the “Banks” and the “Guarantors” to the extent that such a change would lead to a “Material Adverse Change” or endanger the “Project”;

19.1.7	conclude the “Project Contracts” in the form agreed with the “Banks” to the extent that they were not already supposed to be concluded and were concluded under Annex 5 (Project Contracts) prior to the first Drawdown under one of the “Loans” and will not terminate, amend or waive their rights under the “Project Contracts” without the prior written consent of the “Banks” and the “Guarantor” if such a termination, amendment or such a waiver results in a “Material Adverse Change” or an endangerment of the “Project”.
The “Borrower” will inform the “Agent”, without undue delay, about all amendments to the contracts;

19.1.8	report in the context of the quarterly reporting about the conclusion of “Off-Take Agreements”, provide the “Agent” with copies of these upon its request and will assign the claims under the newly concluded “Off-Take Agreements” to the “Banks” immediate afterward upon the first demand of the “Agent”;

19.1.9	inform the “Agent” without undue delay if a customer of solar modules defaults on payments under the “Off-Take Agreements”;

19.1.10	inform the “Agent” and the “Guarantors” with undue delay about all material events and circumstances, which could endanger the commercial viability of the “Project” and/or the servicing of the “Loans”. In particular, the “Borrower” will inform each of the “Agent” and the “Guarantor” without undue delay as soon as an “Event of Default” or the “Threatening of an Event of Default” under this Facility Agreement or a performance under the “Project Contracts” occurs;

19.1.11	fulfill his obligations under this Facility Agreement at least with the same priority with their other present and future unsubordinated and unsecured obligations. This does not apply to those obligations which have statutory priority;

19.1.12	make sure that his business operations and the “Project” are insured in a commercially reasonable scope and
(a)	that the “Insurance Policies” are concluded no later than the points in time set forth in Annex 11 (insurance) and that the insurance is maintained throughout the term of this Facility Agreement (with the exemption of the insurances for the construction period) and in particular that the material assets to be brought into the “Project” are insured completely during the shipping and construction phase of the “Project” as well as during the operational phase, against fire and all other significant elemental damaging events which are standard in the industry,

(b)	that the insurance contracts for the “Insurance Policies” including all amendments are sent as copies to the “Agent” immediately after being concluded,

(c)	that the “Agent” immediately reports the new conclusion of or amendments to the insurance contracts and that the “Agent” provides, upon request, a confirmation from the “Insurance Agent” showing that the relevant “Insurant Policies” are suitable and standard for the industry;

(d)	that the claims under the insurance contracts for the “Insurance Policies” with the exception of the third party liability insurance are assigned immediately after their conclusion as security to the “Banks” and ensure that they present to the ,,Agent” the respective insurance letters and acknowledgements if requested; and

(e)	that evidence about the payment of the insurance premiums is always provided to the “Agent” without undue delay;
19.1.13	maintain his rights of disposition and/or use for the “Project” and its all relevant licenses, intellectual property rights and similar rights are maintained in full for their respective business operations and will immediately pay any license fees, registration fees and similar fees when due if the pre-requisites indicated under Clause 10.1.37 are met. In particular, the relevant licenses, intellectual property rights and similar rights are maintained in such a way that in the case of insolvency of the “Borrower” or “FS” or rather “FS LLC”, the “Borrower” or the appointed insolvency administrator for the “Borrower” or a legal successor to the “Borrower” can enact them. Should such licenses or intellectual property rights for the “Borrower” be violated or affected by a third party, the “Borrower” will exhaust all available legal means in order to defend themselves from such violation or offence.

If additional licenses, intellectual property rights or similar rights are required for the execution of the “Project” or the “Borrower’s” business operations, the “Borrower” will take all necessary action in order to obtain or register these licenses, intellectual property rights or similar rights;

The “Borrower” will not violate any necessary intellectual property rights or license rights of third parties required for the “Project” or its “Business Operations” and will provide evidence of this to the “Agent” upon its request in a form satisfactory to the “Agent”;

If the “Borrower” has indications about a violation of intellectual property rights or license rights of third parties, the “Borrower” will inform the “Agent” about this without undue delay and will take all necessary action in order to avoid harm to the “Project” or its business operations;

19.1.14	will effect the internal supply and services traffic (including during the investment phase) with JWMA Partners LLC, Phoenix, as well as the companies within the control of JWMA, “affiliated companies” and the “sponsors” only within the scope of its normal business activities and not on worse terms and conditions that are common between third parties acting at arm’s length.

The “Borrower” shall conclude no distribution and take-off contracts with “FS GmbH”, in which the “maximum commission entitlement” or the “maximum distribution margin” are exceeded and to whom “FS GmbH” pays no payments exceeding the “maximum commission entitlement” or the “maximum distribution margin” under the distribution and take-off contracts;

19.1.15	establish additional security upon request of the “Banks” upon deterioration of the “Securities” especially as a result of a loss of value and/or losses;

19.1.16	not complete or have completed any merger or spin-off or reorganization without the prior written consent of the “Banks” and the “Guarantors”;

19.1.17	not change their corporate form or allow it to be changed and will not enter into any corporate group agreements or other agreements which could have effects on its corporate or capital structure without the prior written consent of the “Banks” and the “Guarantors”;

19.1.18	not maintain or open any additional business accounts other than the accounts contemplated in Clause 13 without the prior written consent of the “Banks” and the “Guarantors”;

19.1.19	not enter into any agreements resulting in a “Material Adverse Change” without the prior written consent of the “Banks” and the “Guarantors”;

19.1.20	carry out and supervise the construction and the operation of the “Project” (especially regular maintenance and repair of the assets required for the business operations) with the care of a prudent businessman and complete the “Project” within the “Schedule”;

19.1.21	comply with the “Time Schedule” and inform the “Agent” about any delays compared to the “Time Schedule” without undue delay. The “Agent” is entitled to retain the “Project Appraiser” for the purpose of examining the cause of any delays in excess of 4 weeks. The costs for such an examination will be borne by “Borrower”, whereby the “Agent” will give due consideration to the justified interests of “Borrower” with regard to the amount of costs;

19.1.22	not permit any increase in the stated project costs in the “Business Plan” without the prior written consent of the “Banks” and the “Guarantors” unless the increased project costs are financed by the “Sponsors” using subordinated loans/shareholder loans. “Borrower” shall provide evidence to the “Agent” in satisfactory form in this case about the bearing of costs by the “Sponsors”;

19.1.23	retain the “Debt Service Reserve” on the “Debt Service Reserve Account”;

19.1.24	apply the “Cash Flow from Operations” in accordance with the “Cash Flow Waterfall”;

19.1.25	comply with the requirements of the “Business Plan”;

19.1.26	establish and maintain a proper accounting department as well as an IT supported controlling system which, among other items, is capable of providing a monthly comparison between actual and planned numbers;

19.1.27	conclude the “Interest Hedge Agreement” by no later than before the first “Drawdown” and provide evidence of this to the “Agent” without a separate request. The “Agent” will offer “Borrower” corresponding interest hedging transactions upon its request;

19.1.28	to pledge to the “Banks” any unencumbered real estate and/or real estate to be acquired in the future that is used or is to be used for operations.

The “Borrower” will inform the “Agent” about the acquisition of any real estate without request and will comply with the first request of the “Agent” to pledge such real estate.;

19.1.29	not enter into any financial liabilities without the prior written consent of the “Banks” and the “Guarantors” except for (a) financial liabilities under this Facility Agreement and (b) shareholder loans/loans granted by “Sponsors” pursuant to the provisions in the “Sponsors’ Agreements”;

19.1.30	not grant any security rights over its respective assets or parts of the assets to third parties or encumber the assets with security interests or other rights for the benefit of third parties or permit the assets to be encumbered with security interests or other rights for the benefit of third parties without the prior written consent of the “Banks” and the “Guarantors”;

19.1.31	not sell any assets or otherwise provide them to third parties or undertake an obligation for a sale or transfer of possession outside of the ordinary course of business without the prior written consent of the “Banks” and the “Guarantors”;

19.1.32	not grant any loans, guarantees or similar instruments to third parties without the prior written consent of the “Banks” and the “Guarantors”;

19.1.33	only use shareholder loans/loans from the “Sponsors” if the resulting payment and repayment obligations are subordinated in a manner which is secure in the case of insolvency;

19.1.34	not make any repayments for shareholders loans/loans granted by the “Sponsors” or make distributions of dividends always within ten “Banking Days” after a repayment date pursuant to Clause 10.1 except from the “Surplus Cash Flow” in excess of 50 % of the respective “Surplus Cash Flow”, for the first time from the “Surplus Cash Flow” determined on the basis of the financial statements as of 31.12.2008 without the prior written consent of the “Banks” and the “Guarantor”, provided that
(a)	there is no event of default under Clause 20 nor a “Threatening Event of Default” which exists or which would result from the corresponding payment,

(b)	the “Equity Ratio” is not drop below 30% and would not drop below such threshold as a result of the corresponding payments, and

(c)	the “Debt Service Coverage Level” is not below the level of 1.3:1 and would not drop below such threshold as a result of the corresponding payment.
In case of a different repayment procedure the “Banks” and the “Guarantors” have to give their written consent.

19.1.35	only make interest payments for shareholders loans/loans granted by the “Sponsors” or payments based on management services, or “Royalty Payments” based on technical or other services, except for management services under Clause 9.1.37, or other payments to one of the “Sponsors”, except for payments under Clause 19.1.35, or payments to an “Affiliated Enterprise”, except for payments pursuant to Clause 19.1.37, always within 10 “Banking Days” after the payment date pursuant to Clause 10.1 and only according to the “Cash-Flow Waterfall”, without the prior written consent of the “Banks” and the

“Guarantor” and no event of default under Clause 20 exists and no “Threatening Event of Default” exists or would result from the corresponding payment;
Interest payments to shareholders loans/loans granted by the “Sponsors” may not exceed the standard market maximum.

In case of a different repayment procedure, the “Banks” and the “Guarantors” have to give their written consent.

19.1.36	To make any interest payments based on management services always within 10 “Banking Days” after a payment date under Clause 10.1 and always according to the “Cash-Flow Waterfall”, provided that
(a)	until the first determination of the financial figures under Clause 18.3 if the “Project Appraiser” in the preceding “Project Progress Report” has declared a delay of the “Schedule” or an exceed of the calculated costs of the “Project” described in the “Business Plan”, and

(b)	at the beginning of the determination of financial figures under Clause 18.3, if
(i)	there is neither an event of default under Clause 20 nor a “Threatening Event of Default” which exists or which would result from the corresponding payment,

(ii)	the “Equity Ratio” is below 30% and would not drop under such threshold as a result of the corresponding payments, and

(iii)	the “Debt Service Coverage Level” is not below the level of 1.3:1 and would not drop under such threshold as a result of the corresponding payment.
In case of a different repayment procedure, the “Banks” and the “Guarantors” have to give their written consent.

19.1.37	Payments of license fees, registration fees or other fees to “Affiliated Enterprises” always within 10 “Banking Days” after a “Payment Date” under Clause 10.1 but not before calculating the Financial Numbers under Clause 18.3 and always according to the “Cash-Flow Waterfall”, provided that
(a)	there is neither an event of default under Clause 20. nor a “Threatening Event of Default” which exists or which would result from the corresponding payment;

(b)	the “Equity Ratio” is below 30% and would not drop under such threshold as a result of the corresponding payments, and

(c)	the “Debt Service Coverage Level” is not below the level of 1.3:1 and would not drop under such threshold as a result of the corresponding payment;

In case of a different repayment procedure, the “Banks” and the “Guarantors” have to give their written consent.

19.1.38	not make any investments in assets or capital investments including lease financed investments without the prior written consent of the “Banks” and the “Guarantors” unless the following is involved:
(a)	“Agreed Replacement and Expansion Investments” or

(b)	third party-financed investments in assets and capital investments if the claims for payment and repayment of the third parties under the corresponding financing agreements are subordinated to the claims of the “Agent” and the “Banks” under this Facility Agreement in a manner which is secure in insolvency.
20.	Event of Default
20.1	The “Banks” are entitled to terminate this Facility Agreement if one of the following circumstances occurs and the additional preconditions in (i) and (ii) as set forth in Clause 20.2 exists:

20.1.1	the “Borrower” or a “Sponsor” does not comply with its payment obligation under one of the “Contract Documents” when due;

20.1.2	proceeds from the “Loans” are used in a manner other than the purpose foreseen for the respective “Loan” in Clause 3, or the achievement of the intended use of the funds is precluded;

20.1.3	one of the representations and warranties made in Clause 16 (Representations and Warranties) turns out to have been incorrect from the very beginning or becomes subsequently incorrect or the “Borrower” cannot make a representation and warranty at the point in time contemplated in Clause 16.2 of this Facility Agreement;

20.1.4	the “Borrower” does not comply with a covenant or condition under Clause 19 (Covenants and Conditions) or any other condition or covenant under the “Contract Documents” and this results in a “Material Adverse Change”;,

20.1.5	the “Borrower” does not comply with a covenant or condition under Clause 13 (Accounts), Clause 17 (Obligations to provide Information) or Clause 18 (Key Financial Figures) or any other obligation or condition under the “Contract Documents”;

20.1.6	a “Sponsor” does not comply with an obligation under the “Contract Documents”;

20.1.7	a declaration made by the “Borrower” or a “Sponsor” which is considered fundamental by the “Banks” for granting the “Loans” or information provided by the “Borrower” or a “Sponsor” turns out to be wrong, misleading or incomplete;

20.1.8	insolvency proceedings or comparable proceedings under the respective applicable system of law are commenced over the assets of the “Borrower” or a “Sponsor” or one of these companies seizes to make its payments or commences out of court negotiations on extending payment terms with its creditors or is over-indebted;
20.1.9	liquidation proceedings are resolved or initiated with regard to the “Borrower” or a “Sponsor” or one of these companies ceases to conduct its business;

20.1.10	insolvency proceedings or comparable proceedings under the respectively applicable system of law are applied for or commenced over the assets of one or more of the contracting parties of the “Borrower” under the “Project Contracts” or the liquidation of such a contracting party is resolved or initiated and results in “Material Adverse Change”;

20.1.11	the “Borrower” or the “Sponsors” give up on the “Project” or change it fundamentally;

20.1.12	a “Security” is not validly established in a binding and enforceable manner or its legal validity, binding nature and enforceability is disputed by the respective party obliged under the “Security” or the realization of a “Security” is precluded or endangered or the value of a “Security” is reduced;

20.1.13	one or more “Project Agreements” are or become completely or partially invalid or are terminated prematurely or amended and this leads to a “Material Adverse Change”;

20.1.14	a performance default under a “Project Contract” occurs which leads to a “Material Adverse Change”;

20.1.15	the “Project” is delayed for a period of more than three months compared to the “Schedule” and this delay is confirmed by the “Project Appraiser”;

20.1.16	a “Permit” required for the “Project” at the relevant point in time or for the respective business operations of the “Borrower” is not granted at all or not granted in a timely manner or is granted with modifications, conditions, deadlines or imposed terms or is completely or partially withdrawn or amended and this event or the action results in a “Material Adverse Change”;

20.1.17	the “Subsidy Order”, the “Deficiency Guarantee” or the “EU Decision” are cancelled, amended or withdrawn;

20.1.18	the “Borrower” is in default with an undisputed payment obligation (except for payment obligations under the “Contract Documents”) towards a third party in an amount of more than EUR 100,000 or a “Sponsor” is in default with an undisputed payment obligation (except for payment obligations under the “Contract Documents”) in favor of third parties in a total of more than EUR 500,000;

20.1.19	proceedings before a court, an arbitral tribunal or an administrative authority are commenced against the “Borrower” or a “Sponsor” which if decided against the respective party would lead to a “Material Adverse Change” unless the “Borrower” or the “Sponsor” demonstrates without undue delay to the satisfaction of the “Agent” that these proceedings are an abuse of right, inadmissible or unfounded or can be avoided by other measures. A “Material Adverse Change” in the context of this Clause 20.1.9 exists especially if the amount in controversy of all pending legal disputes exceeds in the aggregate for each “Borrower” or “Sponsor” EUR 2,000,000; or

20.1.20	a “Material Adverse Change” occurs; or

20.1.21	the “Shareholders” resolve a reduction of registered capital and distribution of the amount of the reduction.

20.2	If there is an event of default, the “Agent” in favor of the “Banks” is entitled,
(a)	to completely or partially terminate with immediate effect the “Loans” which have not yet been drawn down or which have been used and/or

(b)	to demand immediate payment of all or part of the outstanding amounts of the “Loans” together with the respective accrued interest and all other amounts to be paid under this Facility Agreement and/or

(c)	to realize the “Securities”
and especially:
(i)	in the case of an event of default under Clause 20.1.1, if the default in payment completely or partially continues to exist after the expiration of five “Banking Days” since the date of a payment demand by the “Agent” to the respective party owing the payment, and

(ii)	in all other cases of Clause 20.1 and in which the type of event of default permits a cure by the respective “Borrower” or the respective “Sponsor”, if the event of default completely or partially continues to exist after expiration of 20 “Banking Days” since the date of a notice from the “Agent” to the party about the existence of the event of default, and

(iii)	in all other cases of Clause 20.1 and in which the type of event of default permits a cure by the respective “Borrower” or the respective “Sponsor”, immediately after the occurrence of the respective termination cause whereby the “Banks” are obliged to prove that it was impossible to cure the respective termination cause.
21.	Agents and Banks
21.1	The leadership of the banking syndicate is the responsibility of the “Agent”. In the course of leading the syndicate, the “Agent” will make all decisions required for a proper administration of the credit relationship in the normal course of business independently according to its reasonable discretion unless expressly provided otherwise in this Facility Agreement.

21.2	Each “Bank” hereby grants power of attorney to the “Agent” to represent it towards the “Borrower”, the “Sponsors” and third parties in connection with the “Loans” in the context of the provisions in the “Contract Documents”.

21.3	The “Agent” is not authorized without the prior written consent of the respective “Bank” to file a lawsuit in the name of the “Bank” or commence any other court proceedings in the name of the “Bank”.

21.4	The “Banks” hereby appoint the “Agent” as their “Security Agent” and authorize the “Agent” as such to exercise the rights and powers of attorney and make the discretionary decisions which the “Security Agent” is responsible for under the “Contract Documents”. The provisions in this Clause 21 relating to the “Agent” apply accordingly for the “Security Agent”.

21.5	To the extent legally permissible, each “Bank” hereby releases the “Agent” from the restrictions of “181 BGB with regard to the powers of attorney which are granted to the “Agent” under the “Contract Documents”.

21.6	Notwithstanding the provisions contained in this Facility Agreement on the reporting obligations, the “Agent” will forward to the “Banks” all material information and notices which the “Agent” receives from one of the other parties to this Facility Agreement.

21.7	The “Agent” will represent the interests of the “Banks” with the care of a prudent businessman. The liability of the “Agent” for actions or omissions in connection with the “Contract Documents” is limited to intentional misconduct and gross negligence.

21.8	The “Agent” acts exclusively as the leader of the syndicate of the “Banks” when performing its obligations under the “Contract Documents” and not as a representative or agent for the “Borrower”. The “Agent” is not liable to the “Borrower” or the other “Banks” for the performance of the obligations by the respective other party.

21.9	As syndicate leader for the “Banks”, the “Agent” will act through a special unit which is responsible for the leadership of the syndicate in connection with the “Contract Documents”. This unit will be treated as independent from the other departments and working units of the “Agent”. Knowledge in another department or working unit of the “Agent” can be treated as confidential by these departments or working units and will not be attributed to the “Agent” in its function as leader of the syndicate under the “Contract Documents”.

21.10	The “Agent” is not required
(a)	to determine whether the “Borrower” or the “Sponsors” have complied with their obligations under the “Contract Documents” or whether an event of default exists or is threatening,

(b)	to examine the completeness and correctness of all notices under this Facility Agreement,

(c)	to examine the possibility for the collect ability of any type of payments of money which are or become due under the present Facility Agreement,

(d)	to examine the creation of the “Securities”, their enforceability or value, or

(e)	to examine the legal validity, reasonableness or completeness of the “Contract Documents”.
21.11	Each “Bank” assures that it has independently examined the “Project” and the credit worthiness of the “Borrower” without having relied on any examination by the “Agent”. Each “Bank” is signing this Facility Agreement on the basis of its own independent examination and will in the future base its decisions about actions or omissions under this Facility Agreement on its own examination which it considers reasonable. Each “Bank” hereby confirms its agreement with the “Contract Documents”.

21.12	Unless otherwise expressly stated, the “Agent” exercises the rights and authorities in connection with the “Contract Documents” in accordance with the instructions of the “Majority of Banks” and is not subject to any liability towards the “Banks” to the extent the “Agent” complies with these instructions. The “Agent” has the right at any time to obtain the consent of the “Banks” to a specific measure. An instruction by the “Majority of Banks” is not required if there is an urgent situation.

21.13	Each “Bank” will compensate the “Agent” or indemnify the “Agent” against corresponding liabilities upon the request of the “Agent” for all damages and expenses (including value added tax) incurred in connection with the “Contract Documents” unless the respective damages and expenses are the result of an intentional or grossly negligent violation of duties on the part of the “Agent”. The individual “Banks” are liable proportionately according to their respective “Quota”.

21.14	If the “Agent” has not received any written notice from the “Borrower” or a “Bank” that a payment will not be made to the “Agent” two “Banking Days” prior to the payments under this Facility Agreement becoming due, the “Agent” can assume that the payment will be made on the due date. The “Agent” is entitled, but not required to pay the corresponding amount to the “Borrower” and/or the “Banks”. If it turns out on the due date that the payment was in fact not rendered, the respective recipient of the payment will repay this amount together with the refinancing costs of the “Agent” to the “Agent” without undue delay upon its request.

21.15	The syndicate relationship between the “Agent” and the “Banks” end only after complete satisfaction of all claims under this Facility Agreement. To the extent that “Securities” are realized, the syndicate relationship only ends upon conclusion of the realization and/or the distribution of any proceeds.

21.16	During the course of the syndicate relationship, regular notice of termination of the syndicate relationship is excluded; the right to terminate for just cause remains unaffected. If a “Bank” terminates its participation for just cause or leaves the syndicate for other reasons, the syndicate relationship will be continued among the remaining “Banks”.

If the “Agent” leaves the syndicate relationship, the remaining “Banks” will assign the leadership of the syndicate under this Facility Agreement to one of the other “Banks” with a “Majority of the Banks”.

21.17	The “Agent” can designate a new branch or branch office in the European Union to the “Borrower” and the “Banks” from which the “Agent” will perform its obligations under this Facility Agreement. The law applicable to this Facility Agreement remains unaffected by this.

21.18	To the extent that the “Agent” is indemnified against liability pursuant to this Clause 21, this indemnity only applies in the relationship between the “Agent” and the “Banks”. The liability of the “Borrower” is not affected by this.
22.	Resignation and Removal of the “Agent”
22.1	The “Agent” can withdraw at any time from its appointment under this Facility Agreement by written notice to the other Parties to this Facility Agreement.

The “Agent” can be removed by a resolution of the “Majority of Banks” from its duties under this Facility Agreement by written notice given to the “Borrower” and the “Agent”.

The withdrawal or the removal takes effect upon notice about the appointment of a successor pursuant to Clause 22.3.

22.2	In the event of a withdrawal or the removal of the “Agent”, the “Majority of Banks” is entitled on costs of the “Banks” to appoint a successor for the position of “Agent” with the agreement of the “Borrower.” If such a successor has not been appointed within 30 “Banking Days” after the notice about the withdrawal or the removal, the “Agent” is entitled to designate another corresponding financial institution as its successor upon agreement with the “Borrower” which has at least a rating of “A” issued by Standard & Poor’s Ratings Groups.

22.3	The acceptance of the appointment will be notified to the “Agent” by the “Bank” appointed by the “Majority of Banks” for this purpose.

22.4	After the notice has been given, the successor will succeed the “Agent” and will receive all rights, authorities, priority rights and obligations of its predecessor. The “Agent” which has withdrawn or been removed from its function will take all necessary action in order to cause the succession to be valid. The “Agent” will then be released from its obligations under this Facility Agreement, whereby the indemnity in Clause 21 (Agents and Banks) with regard to such acts or omissions which the “Agent” performed in its function as “Agent” will continue to apply.
23.	Sharing Clause
23.1	If a “Bank” has received or collected at any time an amount relating to its participation in the “Loans”, which amount exceeds the amount this “Bank” should have received from the “Agent” if a distribution had taken place pursuant to the procedure set forth in Clause 14.3 and Clause 14.4 (the “Excess Amount”) at any point in time, then this “Bank” must immediately inform the “Agent” about this and must pay the “Excess Amount” to the “Agent” within three “Banking Days” after this notice.

The “Agent” will then distribute the “Excess Amount” to the “Banks” (except for that “Bank” which received the “Excess Amount”) to that these obtain satisfaction proportionately according to their “Quota” and pursuant to Clause 14.3 and Clause 14.4.

The “Banks” will adjust the liabilities of the “Borrower” corresponding to the distribution of the “Excess Amount” among them. If the “Excess Amount” is subsequently completely or partially repaid to the “Borrower” by the “Bank” which had originally received the “Excess Amount”, each of the “Banks” will forward the share in the “Excess Amount” which it had received from the “Agent” to the “Agent” so that it can be repaid to the “Bank” which is required to make the repayment.

23.2	A “Bank” is not required to surrender the “Excess Amount” if it has been awarded this amount in the context of court proceedings which the other “Banks” did not join although they had the opportunity to do so.

23.3	The right of each “Bank” to engage in banking transactions outside of this Facility Agreement with the “Borrower” or with affiliated enterprises within the meaning of § 15 German Stock Companies Act (Aktiengesetz) remains unaffected.
24.	Fees
The “Borrower” pays

24.1	a one-time processing fee pursuant to the “Fee Letter” to the “Agent” upon its request;

24.2	an administrative fee pursuant to the “Fee Letter” annually on each 30 June to the “Agent” upon its request;

24.3	a commitment fee in the amount of 0.6% annually of the nominal amount of the “Loan” which has not been drawn down to the “Agent” which will be forwarded to the “Banks”. The commitment fee is calculated by the “Agent” as of the date on which this Facility Agreement is signed.

The commitment fee is payable in arrears on each 31.03, 30.06, 30.09 and 30.12 of each year upon request of the “Agent”;

24.4	a Waiver Fee in the amount of EUR 2,500 per “Bank” and EUR 5,000 for the “Agent” to the “Agent” for proportionate allocation to the “Banks” for each amendment to the contract or declaration of waiver made on the request of the “Borrower”;

24.5	a surety compensation to the “Guarantors” in the amount of currently 0.8 % annually on the “Surety Amount” to be determined pursuant to Clause 24.6. The surety compensation is first due upon handing over the surety document and is to be paid on each 1.04 and

1.10 of each calendar year and at the last time for the calendar year in which the surety document is returned as no longer being needed or in which the “Agent” has submitted the loss report to “PwC” after a claim has been asserted against the “Guarantors”.
Payment of the surety compensation must be evidenced to the “Agent” in each case without undue delay.

24.6	The “Surety Amount” in the calendar year 2006 is EUR 64,035,200 and is reduced for the “Term Loan” by the repayment installments made and for the “Revolving Loan” from 30 June 2010 by 13.33 percentage points semi-annually.
25	Third Party Costs and Disbursements
25.1	The “Borrower” bears all adequate external costs and other expenses which the “Agent” or the “Banks” incur in connection with the drafting, the conclusion or the amendment of the “Contract Documents”, especially for retaining external consultants and attorneys and/or for the activities of notaries.

25.2	The “Borrower” bears all costs and disbursements, which the “Agent” and/or a “Bank” incur in connection with maintaining and/or enforcing the rights under the “Contract Documents”.

25.3	The “Agent” receives compensation in the amount of EUR 500 for each confirmation of account balances prepared at the request of the “Borrower” or its accountants.

25.4.1	The “Borrower” will reimburse each of the “Banks” the costs they incur in the course of an official audit resulting from the activities of the “Borrower” in connection with this Facility Agreement.

Upon the “Agent’s” request, the “Borrower” will reimburse the “Guarantor” for the costs of an audit in accordance with Clauses 17 and 18 of the “General Terms and Conditions for the Assumption of Guarantees by the Federal Republic of Germany (the Bund) and States issuing Parallel Guarantees”(“Allgemeinen Bestimmungen für Bürgschaftsübernahmen durch die Bundesrepublik Deutschalnd (Bund) und parallel bürgender Bundesländer”).
26.	Substitute Performance
The “Borrower” is obligated to reimburse each “Bank” for those losses and costs which are incurred as a result of the “Bank” having refinanced a “Drawdown” requested by a “Borrower” without being able to pay out this amount because the preconditions established in this Facility Agreement for the “Drawdown” have been completely or partially not fulfilled or are no longer fulfilled.
27.	Assignments and Transfers
27.1	The “Borrower” is not permitted to assign rights and claims under the “Contract Documents” to third parties without the prior written consent of the “Agent”.

27.2	A “Bank” can completely or partially transfer the economic risk of granting the “Loans” to third parties; this can, for example, take place by way of credit derivatives, pledges, assignment of the loan claims, transfers of contract, including with all relevant security or by loan sub-participations.

A third party within the meaning of this provision can only be a member of the European system of central banks, a credit institution, a financial services institution, a financial enterprise, a pension organization [Versorgungswerk/Pensionskasse] or a capital investment company which is subject to supervision by the Federal Agency for Supervision of Financial Services [Bundesanstalt für Finanzdienstleistungsaufsicht] or another state supervisory authority or a comparable foreign supervisory authority as well as a single purpose company which is required in order to structure the transfer of the risk.

27.3	A “Transfer” of rights and claims is only permissible if the amount to be transferred is at least EUR 5,000,000. The amount to be transferred is to be allocated proportionately to the already drawn down portion of the “Loans” and the portion of the “Loans” of the “Old Bank” which has not yet been paid out.

27.4	The “Transfer needs the consent of the “Borrower”. The “Borrower” shall give its consent to the “Transfer”, if the “New Bank” is a bank or a third party which has at least a rating of “A” issued by Standard & Poor’s Ratings Groups or a similar rating issued by another rating agency.

27.5	The “Transfer” takes effect upon countersignature by the “Agent” on the transfer contract which contains at least the clauses outlined in the form of Annex 10 (Transfer Agreement).

The “Agent” shall inform the “Borrower” regarding the taking effect of the “Transfer”.

27.6	Each “Transfer” requires the “New Bank” to pay a fee in the amount of EUR 5,000 to the “Agent” which is due upon the “Transfer” taking effect.

27.7	Upon the “Transfer” taking effect, the “New Bank” will become a “Bank” within the meaning of this Facility Agreement. The “New Bank” will pay the “Old Bank” the amount set forth in the Transfer Agreement pursuant to Annex 10 (Transfer Agreement) on the date set forth there.

27.8	The “Borrower”, “FS GmbH” and “FS Holdings” will use their best efforts to support the “Banks” in their actions pursuant to Clause 27.2 in order to secure the success of these measures.
28.	Confidentiality
28.1	The “Agent” and the “Banks” will maintain confidentiality about all written or oral information provided to them by the “Borrower”, “FS GmbH” and “FS Holdings”.

28.2	It does not constitute a violation of this obligation of confidentiality if information is forwarded to
(a)	third parties within the meaning of Clause 27.2 of this Facility Agreement in the context of taking the measures contemplated in Clause 27.2 if the recipient is required to treat the information as confidential,

(b)	members of management bodies, agents, attorneys, accountants, rating agencies or other consultants of the “Agent” or of one of the “Banks” if the recipient is required to treat the information as confidential based on a written confidentiality agreement or

(c)	public authorities or courts on the basis of a corresponding order, mandatory legal provisions or in the context of court proceedings.
29.	Rebuttable Presumptions
All confirmations, determinations and bookings by the “Agent” or a “Bank” with regard to an interest rate or an amount of money in the context of the “Contract Documents” establishes the rebuttable presumption that it is correct unless there is an obvious error.
30.	Statements pursuant to § 8 of the Money Laundering Act (Geldwäschegesetz)
The “Borrower” declares by their countersignature under this Facility Agreement that they have acted for their own account with regard to the drawing of the “Loans”.
31.	Requirement of Written Form, Amendments to the Facility Agreement
31.1	Each change or supplement to this Facility Agreement requires written form in order to be valid to the extent that the law does not require a stricter form. This also applies to any amendments to this clause on written form.

31.2	The “Agent” can agree on changes and supplements to this Facility Agreement and can waive the exercise of rights or the compliance with obligations under this Facility Agreement with regard to the “Borrower” in the name of the “Banks” with the prior consent of the “Majority of Banks”.

31.3	The prior consent of all “Banks”, which the “Agent” will obtain, is required for
(a)	each amendment of Clause 27.1 or this Clause 31.3;

(b)	extensions of time or other changes in dates for payment of interest or principal;

(c)	an increase in the amount of the loan or a reduction of amounts payable under this Facility Agreement;

(d)	a waiver of or other change in preconditions for drawing down under this Facility Agreement;

(e)	the release of a “Security”;

(f)	an amendment to the event of default set forth in Clause 20.1;

(g)	an amendment to the definition of “Majority of Banks”; or

(h)	other measures to the extent that this is expressly set forth in this Facility Agreement.
32.	Exercise of Rights, Severability Clause
32.1	If the “Agent” and/or the “Banks” waive the exercise of rights under this Facility Agreement in a specific case, this does not affect the assertion of other rights. A waiver by the “Agent” or one of the “Banks” is only valid if it has been notified to the “Borrower” in writing.

32.2	If a provision in this Facility Agreement is or becomes invalid or unenforceable, this does not affect the other provisions. The invalid or unenforceable provision will be replaced by another valid and enforceable provision which the Parties would have agreed to if they had given thought upon conclusion of this Facility Agreement to the invalidity or the unenforceability of the respective provision and which corresponds to the intent of the Parties in light of the purpose of this Facility Agreement. The above provision applies accordingly if this Facility Agreement does not cover a subject.
33.	Rights of Set-Off and Retention
A right of set-off and retention for the “Borrower” does not exist unless the claim of the “Borrower” has been determined by a final judgment or if it is not disputed by either the “Agent” or the “Banks”.
34.	Notices
Each notice under or in connection with this Facility Agreement should be issued in writing and must be transmitted either personally or by mail, e-mail or by fax to the following contact addresses:

To the “Borrower”:

First Solar Manufacturing GmbH Marie-Curie-Str. 3 15236 Frankfurt (Oder)

Attn.: Karlheinz Harz Tel.: 06131-1443300 Fax.: 06131-144500 e-mail: kharz@firstsolar.com

To the “Agent”, the “Security Trustee” and/or the “Banks”

IKB Deutsche Industriebank AG Strukturierte Finanzierung Transaktionsmanagement Wilhelm-Bötzkes-Straße 1 40474 Düsseldorf

To.: Ms. Britta Bernhard Tel.: 0211-8221-4849 Fax.: 0211-8221-2849

Email: Britta.Bernhard@ikb.de

Changes in the contact addresses must be notified to the “Agent” by giving two weeks advanced notice. The “Agent” will inform the other Parties to this Facility Agreement about the change without undue delay.

The change of a contact address to a foreign country requires the prior written consent of the “Agent”.
35.	Jurisdiction, Applicable Law
35.1	Exclusive jurisdiction for all disputes under or in connection with this Facility Agreement is Düsseldorf. This does not affect different mandatory statutory jurisdictions.

35.2	This Facility Agreement is subject to the laws of the Federal Republic of Germany.
36.	Provisions on Guarantors
The guarantee decision attached as Annex 6a (Decision on the approval of the deficiency guarantees) is an integral part of this Agreement. All provisions and obligations to be imputed to the Facility Agreement in accordance with the Guarantee Decision are herewith agreed upon, even if they are not separately indicated in the Facility Agreement. In case of doubt and any contradictions to other provisions of the Facility Agreement, the guarantee decision shall prevail.

As a supplement to the provisions contained in this Facility Agreement, the terms and conditions for the “Deficiency Guarantee” including the “General Terms and Conditions for Assuming Guarantors by the Federal Republic of Germany and Parallel Guarantors issued by the States” (Allgemeinen Bestimmungen für Bürgschaftsübernahmen durch die Bundesrepublik Deutschland (Bund) und parallel bürgender Bundesländer) pursuant to Annex 6b.

The guarantors have the right to engage commissioned parties in the administration of the “Deficiency Guarantees”.

Düsseldorf, on	Düsseldorf, on

First Solar Manufacturing GmbH	IKB Deutsche Industriebank AG
, on	, on

First Solar GmbH	First Solar Holdings GmbH